AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 1, 2012 (the “Effective Date”), by and between On Assignment, Inc. (the “Company”) and James Brill (“Executive”).
Recitals
A.     The Company and Executive previously entered into an agreement, dated January 1, 2007 and amended and restated as of December 11, 2008, pursuant to which Executive is employed as the Senior Vice President and Chief  Financial Officer of the Company (the “Prior Agreement”).
B.      As of the Effective Date, the Company desires to continue to employ Executive, serving, from and after the Effective Date, as its Senior Vice President, Chief Administrative Officer and Treasurer, and to enter into an agreement embodying the terms of such employment.
C.    As of the Effective Date, the Prior Agreement shall terminate and be superseded by this Agreement.
D.    Executive desires to accept such continuation of employment with the Company, subject to the terms and conditions of this Agreement.

AGREEMENT
1.           Employment Term.  Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on December 31, 2012 (the “Initial Termination Date”); provided, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date unless either Executive or the Company elects not to so extend such term by notifying the other party, in accordance with Section 7 below, of such election not less than sixty days prior to the Initial Termination Date, or any anniversary thereof, as applicable (in any case, the “Employment Period”).
2.           Position and Duties.
     (a)           Position.  During the Employment Period, Executive shall serve as Senior Vice President, Chief Administrative Officer and Treasurer of the Company and shall perform such employment duties as are usual and customary for such position.  Executive shall report to the Chief Executive Officer of the Company (“CEO”) (with respect to his duties as Senior Vice President and Chief Administrative Officer) and the Chief Financial Officer of the Company (with respect to his duties as Treasurer).  The Company shall retain full direction and control of the means and methods by which Executive performs the above services.  At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other offices and capacities in addition to the foregoing as the Company shall designate, consistent with Executive’s position, without additional compensation beyond that specified in this Agreement.
(b)           Place of Employment.  During the Employment Period, Executive shall perform the services required by this Agreement at the Company’s principal offices in Calabasas, California, unless otherwise mutually agreed upon by the parties.  Notwithstanding the foregoing, Executive may from time to time be required to travel temporarily to other locations on the Company’s business.
(d)           Exclusivity.  During the Employment Period, except for such other activities as the Compensation Committee of the Board of Directors (the “Committee”) shall approve in writing in its sole discretion and as otherwise provided in this Section 2(d), Executive shall devote his entire business time, attention and energies to the business and affairs of the Company, to the performance of Executive’s duties under this Agreement and to the promotion of the Company’s interests, and shall not (i) accept any other employment, directorship or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company.  Notwithstanding the foregoing, provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (A) serve as an officer, director or trustee of any charitable or non-profit entity; (B) own a passive investment in any private company and own up to 5% of the outstanding voting securities of any public company; or (C) with the prior approval of the CEO, serve as a director of up to two other companies so long as such companies do not compete with the Company and Executive notifies the CEO in advance of accepting any such position.
3.           Compensation.
(a)           Base Salary.  During the Employment Period, the Company shall pay Executive a base salary (the “Base Salary”) set at $323,000 per year, subject thereafter to annual review and increase (but not decrease) in the sole discretion of the Committee.  The Base Salary shall be payable in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time.
(b)           Annual Bonus.  In addition to the Base Salary, Executive shall be eligible to earn an annual cash bonus in respect of each calendar year during the Employment Period beginning in calendar year 2012, as described below (each, an “Annual Bonus”), subject in each case to Executive’s continued employment through the date on which annual bonuses are paid generally to the Company’s senior executives.  In respect of calendar year 2012, Executive shall be eligible to earn an Annual Bonus up to $323,000, based on the Company’s achievement of the applicable 2012 performance targets established by the Committee prior to the Effective Date, but the actual amount of the 2012 Annual Bonus shall be determined on the basis of the Company’s achievement of the performance targets. In respect of calendar years during the Employment Period beginning after 2013, Executive will be eligible to receive an Annual Bonus in an amount up to 75% of Executive’s Base Salary, but the actual Annual Bonus shall be determined by reference to the achievement (“Tier 1”, which shall comprise up to two-thirds of Executive’s Annual Bonus opportunity) and overachievement (“Tier 2” ”, which shall comprise up to one-third of Executive’s Annual Bonus opportunity) of budgetary and other objective performance criteria, which criteria shall be determined by the Committee in its sole discretion within sixty days after the start of the applicable calendar year.   Each Annual Bonus shall be paid to Executive, to the extent that any such Annual Bonus becomes payable, within thirty days after the date on which the Committee conclusively determines the extent to which the applicable performance criteria have (or have not) been met.
      (c)           [Intentionally Omitted].
(d)           Restricted Stock Units. Subject to approval by the Committee, on the first trading day of 2013, the Company shall grant to Executive restricted stock units (“RSUs”) with respect to a number of shares of common stock having a grant date fair market value equal to $275,000 (rounded down to the nearest whole share).   Consistent with the foregoing, the terms and conditions of the RSUs, including the applicable vesting and share delivery conditions, shall be set forth in a RSU grant agreement to be entered into by the Company and Executive which shall evidence the grant of the RSUs and, except as otherwise expressly provided herein, shall be consistent with the terms and conditions contained in an RSU grant agreement provided generally to other key executives of the Company. The RSUs shall, subject to the provisions of this Section 3(d), be governed in all respects by the terms of the applicable equity plan and RSU agreement.
     (e)           [Intentionally Omitted].
     (f)           Benefit Plans.  During the Employment Period, Executive and Executive’s legal dependants shall be eligible to participate in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by the Company for its senior executives.  In addition, Executive shall be eligible to participate in such incentive, savings and retirement plans, policies and programs as are made available to senior executives of the Company, provided, that the Company shall have no obligation, in any case, to adopt, maintain or continue any such plans, policies or programs.
(g)           Additional Perquisites.  In addition to the compensation and benefits described above in this Section 3, during the Employment Period, the Company shall (i) pay to Executive an automobile allowance of $450 per month and, (ii) pay or reimburse Executive for actual, properly substantiated expenses incurred by Executive in connection with (A) an annual physical examination, not to exceed $1,500 per calendar year; and (B) tax preparation and financial planning services, not to exceed $2,500 per calendar year.
(h)           Vacation.  During the Employment Period, Executive shall be entitled to vacation according to the vacation policy in place for other senior executives of the Company.
(i)           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the Company expense reimbursement policy applicable to senior executives of the Company, as in effect from time to time, provided that Executive properly substantiates such expenses in accordance with such policy.
4.           Termination of Employment.
Either the Company or Executive may terminate Executive’s employment at any time for any reason or no reason.  The following provisions shall control any such termination of Executive’s employment, subject to Section 8 below:
     (a)           Termination Without Cause.  The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Employment Period upon written notice to Executive provided in accordance with Section 7 below.  If Executive’s employment is terminated as provided in this Section 4(a), the Company shall promptly, or in the case of obligations described in clause (iii) below, as such obligations become due to Executive, pay or provide to Executive, (i) Executive’s earned but unpaid Base Salary accrued through such Date of Termination (as defined below), (ii) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Sections 3(g) or 3(i) above, and (iii) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”).  In addition, subject to Section 4(h) below, Executive’s timely execution and non-revocation of a binding Release (as defined below) in accordance with Section 4(f) below and Executive’s continued compliance with the Confidentiality Agreement (as defined below), and except as otherwise may be provided in the CIC Plan (as defined below) and Section 8 hereof, Executive shall be entitled to receive 100% of Executive’s Base Salary at the rate in effect as of the Date of Termination, payable in substantially equal installments (the “Installments”) during the period commencing on the Date of Termination and ending on the twelve-month anniversary of the Date of Termination, in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly) (the “Severance”), provided, however, that no Installment payments shall be made prior to the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (such payroll date, the “First Payroll Date”) and any amounts that would otherwise have been payable prior to the First Payroll Date shall instead be paid on the First Payroll Date without interest thereon.
(b)           Death; Disability.  If Executive dies during the Employment Period or Executive’s employment is terminated due to Executive’s total and permanent disability (that constitutes Executive being “disabled” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), Executive or Executive’s estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(iii), as such obligations become due to Executive.  In addition, subject to Section 4(h) below, Executive’s (or Executive’s estate’s) execution and non-revocation of a binding Release in accordance with Section 4(g) below and Executive’s continued compliance with the Confidentiality Agreement (upon a disability termination), Executive (or Executive’s estate) shall be entitled to receive the Severance, payable in accordance with Section 4(a) above.
(c)           Cause.  If Executive’s employment becomes terminable by the Company for Cause, the Company may terminate Executive’s employment immediately and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(iii), as such obligations become due to Executive.
(d)           Resignation.  Executive may terminate Executive’s employment upon sixty days’ notice to the Company provided in accordance with Section 7 below, subject to the Company’s right to waive any or all of such notice period.  If Executive so terminates Executive’s employment, Executive shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 4(a)(iii), as such obligations become due to Executive.  If the Company elects to waive the notice period provided for in this Section 4(d), Executive shall not be entitled to any compensation in respect of such period.
(e)           Other Terminations.  If Executive’s employment terminates for any reason other than those specified in Sections 4(a), (b), (c) or (d) above (including without limitation, the Company’s election not to extend the Employment Period), the Company shall promptly, or in the case of items described in Section 4(a)(iii), as such obligations become due to Executive, pay or provide to Executive the Accrued Obligations.
(f)           Release; Exclusivity of Benefits.  Notwithstanding anything in this Agreement to the contrary, it shall be a condition to Executive’s (or Executive’s estate’s or beneficiaries’, if applicable) right to receive the Severance that Executive (or his estate or beneficiaries, if applicable) execute and deliver to the Company a general release of claims in a form prescribed by the Company (the “Release”) within twenty-one (or, to the extent required by law, forty-five) days following the Date of Termination and that Executive (or Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.  Except as expressly provided in this Section 4, upon the termination of Executive’s employment, the Company shall have no obligations to Executive in connection with his employment with the Company or the termination thereof.
(g)           Definitions.
“Cause” shall mean (i) a material breach of this Agreement by Executive; (ii) the willful or repeated failure or refusal by Executive substantially to perform Executive’s duties hereunder; (iii) the indictment of Executive for any felony or other crime involving moral turpitude, (iv) fraud, embezzlement or misappropriation by Executive relating to the Company or its funds, properties, corporate opportunities or other assets to the extent that the Company reasonably determines such act to be materially injurious to the Company, or (v) Executive repeatedly acting in a manner or repeatedly making any statements, in either case, which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company.
             “Date of Termination” shall mean the date on which Executive experiences a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).
 (h)           Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments, shall be paid to Executive during the six-month period following Executive’s Separation from Service if the Company determines that Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) (determined in accordance with any applicable Company “specified employee” identification procedures), and paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period, (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period, without interest thereon.
5.           Confidential Information and Employee Developments.   Executive acknowledges that he has previously executed a Confidential Information and Employee Development Agreement (the “Confidentiality Agreement”).  The compensation and benefits provided under this Agreement, together with any Severance obligations arising hereunder and other good and valuable consideration are hereby acknowledged by the parties hereto to constitute adequate consideration for Executive’s entering into and continued compliance obligations under the Confidentiality Agreement.
     6.           Representations.
     (a)           No Violation of Other Agreements.  Executive hereby represents and warrants to the Company that (i) he is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between him and any other person, firm, organization or other entity, and (ii) he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
 (b)           No Disclosure of Confidential Information.  Executive’s performance of his duties under this Agreement will not require him to, and he shall not, rely on in the performance of his duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
     7.           Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, CA 91301
Tel: (818) 878-7900
Attention: Chief Executive Officer
If to Executive: to the most current home address on file with the Company’s Human Resources department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 7, and shall be deemed to have been given upon receipt.
8.           Change of Control.  Executive acknowledges and agrees that, in consideration of the Company’s entry into this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, that certain Amended and Restated Executive Change of Control Agreement, dated December 11, 2008, shall be terminated and shall be of no force or effect from and after the Effective Date. During the Employment Period, Executive shall be eligible to participate in the On Assignment, Inc. Amended and Restated Change in Control Severance Plan (the “CIC Plan”) at the level of ”Category 4”, as such plan may be amended from time to time in accordance with its terms; provided, however, that notwithstanding anything to the contrary contained in the CIC Plan (but subject to the provisions therein relating to a “Potential Six-Month Delay”), solely for purposes of Executive’s participation in the CIC Plan, the terms and conditions of the CIC Plan shall be modified as follows:
(a)    Eligibility. In order to be eligible to receive benefits under the CIC Plan, Executive’s employment with the Company must be Involuntarily Terminated (within the meaning of the CIC Plan) on or prior to the date that is six months and ten business days following a Change in Control (rather than eighteen months after a Change in Control, as otherwise provided in the CIC Plan).
(b)    Change in Control Definition. A “Change in Control” shall (in lieu of the definition provided in the CIC Plan) be deemed to occur only upon the consummation of any of the following transactions:
(i)     a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or
(ii)     the sale, transfer or other disposition of all or substantially all of the assets of the Company; or
(iii)     any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or
(iv)     the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of Company capital stock; or
(v)     during any period of two (2) consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board (and any new director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board on the date hereof (the “Incumbent Board ”) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
(c)    Benefits Continuation. If Executive becomes entitled to receive payments and benefits under the CIC Plan, then, in lieu of (i) any COBRA (as defined below) or other healthcare continuation benefits and (ii) any payments intended to assist with the cost of any healthcare continuation benefits, in any case, that may otherwise be available under the CIC Plan, during the period commencing on the Date of Termination and ending on the 18-month anniversary of the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, subject to Executive’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay or reimburse Executive’s COBRA premiums in respect of COBRA benefits elected by Executive on behalf of himself and his eligible dependents, in each case, up to the levels being provided to Executive and Executive’s eligible dependents immediately prior to the Change in Control, through third-party insurance maintained by the Company under the Company’s benefit plans;  provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits described in this Section 8(c) shall be secondary to those provided under such other plan during such applicable period of eligibility; and  provided further, that (1) if any plan pursuant to which such benefits are to be provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) such amounts would be discriminatory under Section 105(h) of the Code, or (3) the Company is otherwise unable to continue to cover the Executive under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each such remaining Company payment shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).
In the event that Executive becomes entitled to benefits under the CIC Plan, such benefits shall be in lieu and full replacement of any benefits to which Executive would otherwise become entitled under Section 4(a) hereof and Executive shall not be entitled to receive any of the benefits described in Section 4(a) hereof. Except as expressly provided herein with respect to modification to the CIC Plan as applied to Executive, if Executive becomes entitled to benefits under the CIC Plan, the terms and conditions of the CIC Plan (as may be amended by the Company) shall remain in effect and shall control in all respects.
9.           Section 409A.

     (a)           General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 9(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
     (b)         Separate Payments. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.
(c)    Certain Reimbursements.  To the extent that any payments or reimbursements provided to Executive hereunder are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
10.           Miscellaneous.
     (a)           Governing Law.  The rights and duties of the parties will be governed by the local law of the State of California, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction.  The parties hereto consent to the jurisdiction of the state and federal courts located in the state of California to adjudicate any disputes between such parties.

     (b)           Captions.  The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.
     (c)           Amendment.  The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.
     (d)           Withholding.  The Company may withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as the Company determines to be legally required pursuant to any applicable laws or regulations.
     (e)           No Waiver.  Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (g)           Construction.  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party by the rule of construction abovementioned.
     (h)           Assignment.  This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.
 (i)           Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, any equity award agreements and the CIC Plan, constitute the final, complete and exclusive agreement and understanding between Executive and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements, offers or promises, including the Prior Agreement, whether oral or written, made to Executive by the Company or any representative thereof.
     (j)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from the Committee, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ON ASSIGNMENT, INC.

/s/Peter Dameris
Name: Peter Dameris
Title: Chief Executive Officer

/s/James Brill
Name: James Brill